Reader's Digest Launches $400 Million Investment Program

PLEASANTVILLE, NY -- April 23, 1997 -- The Reader's Digest Association, Inc. (NYSE: RDA, RDB) today launched a program to invest up to $400 million over four years in more aggressive publishing and promotion initiatives. These initiatives are expected to produce customer-driven revenue growth and increased shareholder value.

The investment initiatives are intended to increase the total size and lifetime value of the company's global customer list by capturing a larger share of the growing markets for its products. The company said that the long-term goals of the investment program are: customer growth in the low single digits, revenue growth in the high single digits, and operating profit growth and operating margins in a sustainable 10 percent range.

Spending will target returns greater than the company's cost of capital and will be allocated among a range of research-based projects, many of which have already been successfully tested and found to have quick paybacks. The company said it will monitor and adjust its investments by closely controlling cash and by tracking paybacks against established measures. These investments will accelerate the company's aggressiveness in:
  Identifying consumer interests and developing related new products
  Retaining existing customers
  Generating new and younger customers
  Converting new customers into multi-product, long-term buyers Increasing innovative promotion programs
  Selective price reductions
  Expanding to other direct marketing selling channels
  Upgrading infrastructure
  Geographic expansion

"This increase in marketing investment is solidly focused on fulfilling the multi-media needs of the consumer, and will enable us to speed better products to the market at more competitive prices and with a richer variety of promotions," said James P. Schadt, chairman and chief executive officer. "With this investment, we expect earnings next year to decline as we begin to stabilize and build our customer base, produce top-line growth, and maximize the value of our powerful global franchise."

The Reader's Digest Association, Inc. is the preeminent global publisher and direct marketer of distinctive products that inform, enrich, entertain, and inspire people of all ages and all cultures around the world. Worldwide revenues were $3.1 billion for the fiscal year ended June 30, l996. Global headquarters is in Pleasantville, NY.

Statements contained in this news release, if not historical, are forward-looking statements, which involve risks and uncertainties that could cause actual results to differ materially from the results described in the forward-looking statements. Such risks and uncertainties include the level and rate of progress in the company's program to stabilize and restore growth in its operations, the effect of worldwide paper and postage costs, and the ability of the company to achieve earnings per share growth through internal investment, strategic alliances, joint ventures and other methods. The success of the company's program is in turn dependent on factors such as the effectiveness of the company's marketing strategies to stabilize and grow its customer base and improve customer response rates, especially the impact of modified and varied promotional formats on customer responses, as well as the appeal of the company's mix of products, the accuracy of management's assessment of the current status of the company's business, the evolution of the company's organizational and structural capabilities, and general economic conditions. A further discussion of factors that could affect the company's results is included in the company's reports filed with the Securities and Exchange Commissions.